UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 11, 2022, ProKidney LP (“ProKidney”) posted to its website a video recording of the presentation given at the analyst day jointly hosted by ProKidney and Social Capital Suvretta Holdings Corp. III (“SCS”) on April 28, 2022. A transcript of the presentation follows below:

Elizabeth Goodwin:

Welcome, everyone to the SCS / ProKidney Analyst Day. I’m Elizabeth Goodwin and today’s event is being webcasted and will be available for replay together with a transcript on the ProKidney website in the coming days. Information to join the webcast can be found on the ProKidney home page. The access code is ProKidney, with a capital P and a capital K.

Please note that this presentation was prepared by Social Capital Suvretta Holdings Corp. III and ProKidney [LP]. This presentation is intended for research analysts and institutional investors in connection with the proposed transaction between the SPAC and ProKidney. In this presentation, we will include certain disclaimers, including as they relate to forward-looking statements wherein we remind you that certain statements to be made today are based on predictions, projections, and other statements about the future and are based on current expectations and assumptions and are subject to risks. And also as they relate to industry and market data, which we have obtained from third-party sources and not independently verified the accuracy or completeness. In this presentation, will also include certain disclaimers relating to our public filings and where you can find such additional information, the roles of certain participants and certain trademarks, including the related limitations thereby. And the foregoing is intended to be an overview of the disclaimers only. We urge you to review the full text of the disclaimers on the materials provided. So our format today involves a number of speakers presenting followed by a Q&A session in which we’ll take questions from participants in the room, as well as those participating virtually. So on the left of the slide, you see the ProKidney team. ProKidney is a company focused on cell therapy for chronic kidney disease.

Its most advanced candidate program is in Phase 3. The company started in 2019, but is based on 2004 science. And it has 60 employees with offices and manufacturing in North Carolina. The company is aiming to go public via a de-SPAC. Pablo Legorreta, ProKidney’s chairman is not with us here today due to a death in the family, but Tim Bertram and his team, as you see here on my left are here today, and you’ll hear from many of them today. This group has together brought more than 15 drugs to market, covering a wide spectrum of therapy types. And they have more than 200 years of drug development experience together. You will also be hearing from Chamath Palihapitiya from Social Capital and from Kishen Mehta at Suvretta. And with that, I would like to turn now to Chamath for a few remarks on the CKD problem.

Chamath Palihapitiya: Good morning everybody. My name is Chamath Palihapitiya. I am the chairman and CEO of Social Capital, the chairman and CEO of DNAC, which is the vehicle that we have used to effect a business combination with ProKidney. Before I begin, I’d like to first thank Pablo Legorreta, who is the chairman of ProKidney, Tim Bertram, who is the founder and CEO of ProKidney and my partner Kishen Mehta, who is the president of DNAC, as well as the portfolio manager at Averill, which is a part of Suvretta Capital Management.

When we take a big step back, the reason why we believe chronic kidney disease is an important period to focus on is because of how prevalent the disease is and the underlying costs that it represents not just to us as a country, but frankly, increasingly as the world, as a society. By 2040, we think that the underlying population cohort of people dealing with chronic kidney disease will exceed more than 90 million, across just the United States in Europe alone.

What that practically means is that if you look inside the United States within a few short decades, most people will either know somebody or will have somebody in their family that is dealing with some form of chronic kidney disease or end-stage renal disease. And as that happens, the cost for us as a society is only going to increase.

In fact, what we know today is that we spend more than $80 billion in Medicare expenses on chronic kidney disease. What that translates into at a practical level is more than $93,000 that we spend on a per-patient, per-year basis, just for dialysis alone. Beyond the gravity of the disease and the cost of the disease, what is misunderstood is just the human impact that it also represents. Speaking, personally, on my lived experience, my father dealt with chronic kidney disease and ESRD for more than 30 years, as a type two diabetic. He unfortunately lost his struggle because of this disease and passed away six years ago.

In fact, in my family of 17 aunts and uncles, about 11 of them actually struggled with some form of chronic kidney disease. And while it’s an epidemic inside of my family, I think this is acute issue that increasingly will affect many people, not just in the United States, but around the world. And so when we had had an opportunity to learn more about the ProKidney solution and its proposed improvement to the lives of people suffering from chronic kidney disease, not only did we see a light at the end of what is today, a very dark tunnel, but also the potential to improve the cost burden that it represents to us as a country and as a society.

So with that, I’d like to turn the time over to Tim to walk you through more about the company. And I would just like to thank you again for giving us your time to learn more about what I think is a really important business that is getting built over the next years and decades.

Tim Bertram: Thank you. I am Tim Bertram, the CEO and founder of ProKidney. I’ve had the great opportunity to work with the team that you’ll be hearing from today for almost 20 years some of them, and 10 years for most of them. As I’ve developed medicines, I have responsibility or had responsibility for bringing over 100 molecules from discovery into development during my days in big pharma. Out of that, eight molecules actually achieved market success and are today changing lives of people. I’m very proud of those, but in the failures that we saw, and there were many of them, what I learned was, is that complex diseases such as chronic kidney disease are very difficult to challenge with a single molecule.

Many of these diseases are so complex that there are many different mechanisms. And when you target a single mechanism with a single molecule, although highly effective, it isn’t necessarily a solution. And today we will be discussing a multimodal therapy and we believe actually has the potential to address this very complex disorder.

So how do we think about this from a perspective? How can we take this complex disease and break it into something understandable? The Kidney Disease Improvement Group Organization, or KDIGO, has developed a heat map that allows us to look at this disease through the lens of what is relevant to the patient.

What you can see along the left is the kidney function itself. And you see the four stages of kidney function before there is failure. It goes from green to red. And what you can see along each of these roles is, is that as it goes from green to red, we’re increasing the risk of failure. But what’s also important, and this is very significant in chronic kidney disease, is that there is an injury element that’s going on in the kidney. And that injury is modeled through inflammation and fibrosis. That can be evaluated and monitored clinically through the use of albuminuria, a protein, which is lost in the urine. That is shown in the columns in this heat map.

What I want to highlight for you is something that’s very, very significant here. Notice where today’s standards of care are studying patients in the disease progression. Because you go from upper left to lower right, what’s taking place is, is an increased risk of failure. And that failure is something that actually, as the patients move into the red zone, they actually have the standard of care removed, because the kidney can no longer respond to the molecular mechanisms that are there. This is exactly the space, the most severely affected patients is where REACT is targeting. So let me illustrate the problem here. Very, very clearly. These are studies using today’s best standards of care. The sodium glucose cotransport inhibitors. Thousands of patients have been studied in these three trials represented in these three graphs.

What’s relevant for you to recognize is, is that all of these in the gray line, show the unrelenting decline toward failure that at that point, standard of care, best ACE/ARB blood pressure management was used in that placebo group. The blue line represents best standard of care in those days plus SGLT-2.

And what you can see is that yes, a very important observation, important medical event has occurred, there’s been an attenuation of the decline, but the decline is unrelenting toward failure. So that heat map that we showed you was very, very important to understand, as you look and try to view whether REACT has the potential to address that patient population, based upon the data that we show you.

What I also want to highlight for you is, look in the lower box, which highlights the actual estimated revenues, that these drugs will take in. As Chamath outlined so clearly, billions of dollars are spent simply to slow something, not prevent the failure. With $10 billion available by 2026, with two of these medicines it illustrates in fact that they are best standard of care today, but there is an opportunity yet for REACT to be able to change that inflection. Benefit the patients, help the healthcare system and really make a difference, a transformative difference in medicine today. So what I’d like to do is turn the podium over to our chief financial officer, James Coulston, who will review the market opportunity that we see before us. James.

James Coulston: Hi, I’m James Coulston, the CFO of ProKidney. I joined the company about three years ago. I started my career at Ernst & Young, where I spent about eight years working with public and private biotech companies through IPOs and follow-on offerings. I left E&Y to go to a client of mine that I’d worked through the IPO process with. And they were natives somebody with some public company expertise. That was 15 years ago and for the last 15 years, I have led finance teams in biotech. I’m going to walk you through the enormous revenue potential that REACT could generate.

At launch REACT will treat diabetic CKD patients with eGFRs between 20 and 50. 15% of the US adult population has CKD. And for nearly half of those patients, the leading cause of their disease is diabetes. If you narrow that down to those with specific eGFRs between 20 and 50, we estimate a patient population for REACT in the US of 4.4 million patients. We’ll also launch REACT in the EU and we’ll have potential expansion opportunities in other areas of the world where CKD is prevalent. In addition to that, because of the overlap in patient population, we believe that we have expansion opportunities in CKD where hypertension is the leading cause of the disease.

In order to understand the potential pricing for REACT, we looked at other recently launched, disease modifying, novel therapeutics. These are all treatments that have a significant impact on the respective diseases, and the median pricing for these recently launched therapies is $360,000 per patient. I’d also like to highlight the last line in the table here. While all of these have a significant impact on patients’ lives, they also increase costs significantly to the healthcare system by billions of dollars.

So, with our estimated patient population of 4.4 million in the US and the median pricing of $360,000 per patient, for every 1% of market penetration, REACT would generate $16 billion of revenue in the US alone. We know that the European market is close in size to the US market and again, we’ll have the potential to expand into other regions of the world where CKD is prevalent. This also does not reflect our potential to expand into hypertensives, as I mentioned on the previous slide.

So we wanted to understand the impact that REACT could have on costs to the healthcare system.

Recall a couple slides ago, that recently launched therapies cost the healthcare system, or will cost the healthcare system billions of dollars. Dialysis costs, for Medicare patients, costs a healthcare system, $100,000 per patient per year. For those patients covered by private insurers the cost can be up to four times that amount. We also know that the typical dialysis patient stays on dialysis between five and 10 years. So, over the course of [a five-year] treatment, a dialysis patient will cost the US healthcare system between [approximately] $500,000 and $2,000,000. Compare that with a median pricing for recently launched therapies of $360,000.

And we believe that REACT will actually create savings to the healthcare system. We also believe that REACT will improve quality of life and productivity for patients and for their families.

So looking beyond the US and the EU market, we have significant expansion opportunities in areas such as Asia, Latin America, and the Middle East, where there are over 200 million additional CKD patients.

And now Kishen Mehta will present SCS’s investment in ProKidney.

Kishen Mehta: Thanks, James.

So, as part of our diligence, we focused on three questions – is the REACT product safe, is it clinically active in impacting chronic kidney disease, and is the benefit seen to date well enough for patients given the existing standard of care.

From the safety perspective, we believe the question has to a large degree, been answered. Through the large Phase 1 and Phase 2 programs, which include multi-year follow-up, the REACT product has been safe and well tolerated to-date. With a profile in-line with or even better than standard biopsy. As Tim will walk you through later in the presentation, over 100 patients have been treated with REACT, with follow-up in some cases of more than two years post the last cell injection. The cells, once in place, don’t seem to cause any reaction in the patient.

The next question was, is it clinically active? Thanks to Pablo, Tim and the ProKidney team, we have a well-designed Phase 2 randomized controlled data set which we believe points to clinical activity of REACT. As you see in the graph on this slide, the REACT treated or active patients demonstrate a meaningful and statistically significant eGFR trend than the untreated standard of care patients. In addition, active patients demonstrate a compelling change in the slope of the eGFR graph, from pre-treatment. We view these, as well as other trends which include good, long-term follow-up from the Phase 2 study, as substantial. On the next slide, we have eGFR trends for the entire treated Phase 2 population.

This included patients randomized to receive REACT upfront, as well as those who crossed over after one year to receive REACT. When looking at these data, which is the broadest way to evaluate a Phase 2, the average eGFR trend is upward-sloping. While this is an average, and not all patients will benefit from the treatment, we do believe that, on average, this represents a trend that suggests a potential multi-year delay in the need for end-stage renal care and dialysis.

Which gets us to the last question in our investment thesis. Is the benefit seen good enough for patients in light of the existing standard of care? We believe that if these data are replicated in Phase 3, that REACT will represent a major step-change in the treatment of advanced CKD and meaningfully impact how the medical community and patients think about kidney disease progression.

As Tim walked you through previously, as seen with the SGLT-2s, CKD is a slow-progressing disease, where the best outcome to date has been to tilt the slope of decline and potentially delay the progression of dialysis by a few months or longer. We do not diminish these contributions, as we, patients and physicians agree in the high value of every month of benefit that can be obtained; however we believe that more can be done to help CKD patients live with better kidney function and we look to the Phase 3 REACT data to confirm the work done to date.

So, to sum this up, we’re very excited about this investment. The team has made a lot of progress and figured out a lot of things as a private company. First, CKD is a large, unmet need where, unfortunately, not much is being studied in the clinic right now. The Company has generated good proof-of-concept data. Because of the RMAT designation, there has been good regulatory feedback here, and in fact, the company recently announced that the FDA has signed off on using eGFR as the primary endpoint for the Phase 3s. This, coupled with the very strong management team and highly experienced Board, including Pablo Legorreta, who unfortunately was unable to join us today, but who is the Chairman and CEO of Royalty Pharma and who, in fact, owns some of the royalties on the aforementioned SGLT-2s.

So, on the next slide, here are some highlights of the transaction. We raised a PIPE of $575 million at a pre-money valuation of $1.75 billion. One thing I want to make sure of is, in addition to the large commitment from insiders, they have locked up 50% of their stock until FDA approval, for approximately four years. This is obviously highly unusual, which should help underscore the conviction we all have around REACT.

So, why ProKidney? With the money we have raised, we have made sure the Company has the resources to run the right Phase 3 study that we think will set them up for long-term success. The ProKidney team has done a phenomenal job of establishing good proof of concept and we have a Phase 3 underway with regulatory buy-in. And lastly, this is a very large unmet need, and we have strong IP and know-how, and as mentioned the capital to execute on the program. This to me is one of the few opportunities in healthcare where we have a solution to a potential large unmet need that has a chance to really positively impact the lives of patients. Thank you for your time, and with that, I’ll turn it back over to Tim.

Tim Bertram: Hopefully Kishen has shown you how we plan to take this product forward. So now let’s take a look and step back and see what ProKidney is actually wanting to do and how we intend to do that. We have what we believe is a transformative medicine that can change this inevitable decline in chronic kidney disease that leads to failure. We are going to do that by targeting the largest segment of the kidney disease population, which is caused by diabetes, also known as diabetic kidney disease. As you can see in the green line, Kishen alluded to we’ve been working effectively with the FDA and the EMA to design a Phase 3 program that is currently active.

That program is based upon seven years of clinical research in this patient population with DKD and is culminating in a Phase 2 trial that’s fully enrolled that you see in the top bar, the 002. And we’ll be reviewing that data with you. And this was the data that the FDA and EMA have seen that guided us in the development of that.

However, one of the problems of this is, is that it is a blinded, there are actually two blinded studies. So how do we get a picture into the actual progress that’s going on in these studies? What we decided to do was run a Phase 2 program shown here in the bottom blue line called 007. In that it’s a mini Phase 3 program in which we will dose both kidneys exactly as we’re doing in the Phase 3.

And that will allow us, and that’s open-label trial, to give you, analysts and investors an insight of how we are progressing in the Phase 3, but also then how we can actually understand where this will go long-term. By doing that, what we anticipate is, is that we can keep each of you informed of our progress, and we can also then communicate with the professional community, patient community, and others as to what REACT is actually doing in this patient population.

So now for just a moment, let’s step back. What I’d like to do now is review 10 years of research. I’ve combined these 10 years into a heat map. It sounds familiar. Yes. We followed the same thinking that the Kidney Disease Improvement Group Organization followed. In doing this, what we did is we took the kidney apart cell by cell, and then we put it back together as single cell or cell combinations to see what would be influenced in clinically relevant endpoints.

So what you see along the left in this heat map are different clinically relevant end points. What you see along the top are the different cells and cell combinations. The box colors represent if red, a failure. So that particular cell or that particular endpoint was not seeing a positive effect. What you see in the green is where there was a benefit.

If you stand back and look at this, what suddenly comes into view is, is that you can see where the most green boxes are. What did that tell us? What’s actually of interest is, is that taking those 26 cells and trying to figure out what caused healing in the kidney. And keep in mind healing impairment is the central cause of chronic kidney disease.

What we identified is three key cell types are responsible for this process. These three cell types represented by the cap mesenchyme, which is embryologically relevant in the development of the kidney. That the ureteric bud, which is responsible for making the tubules of the kidney and the podocyte, which actually controls the filtration in the glomerulus of the kidney.

Those three cells actually turned out to be central. So what we were able to do then with that information was ask a very simple biologic question. What do these cells do? Where did they go? And is it possible we could make a therapeutic? So let me answer each of those questions piece by piece, in this particular slide, what we did is we labeled the cells with a label that could be seen with magnetic resonance imaging.

This particular image on the left is from a dog in which we injected in the far left the cells. And you see that green spot in the kidney cortex. What we did is we followed the migration or the progression of this over the next 24 hours. And what you can see in the middle box there is, is that these cells go throughout the kidney in a 24-hour period.

So we asked ourselves where do the cells go? Is this simply an excretory process? Or do they actually go somewhere that’s meaningful? If you look on the right, what you see there is histologic slides in which we were able to evaluate where these cells actually went. If you look at the blue dots, it’s very telling now what these cells are doing.

They have been programmed to go back to where there is damage in the middle box. What you see is those areas of very dense blue, the cells have intensely labeled in damaged glomeruli. If you look at those donut-shaped structures, with the clear centers that are circumscribed by blue dots, those were tubules or lower parts of the nephron, the functional part of the kidney, where the cells went to replace the effete tubular epithelial cells. What’s fascinating about this is, is that if you notice some of those clear areas, there are no blue dots. As we studied this, what we realized was, is the cells went to areas that were damaged, but did not go to areas that were not damaged. They also localized as seen in the far right in areas where there was inflammation and fibrosis.

Now this was very revealing. So we asked ourselves the second question, is it possible to be able to make a therapeutic with this? To understand that, what we did is we took four animal models, all of which would die from chronic kidney disease if they were left untreated. Or if we treated with REACT, they survived.

And when that survival curve is shown in the Kaplan Meier in the lower left. What’s shown in those histologic specimens is, is what a kidney looks like before and after treatment. So the top row of that histologic section, there shows a diabetic kidney disease. It’s an animal model, the ZSF1, which is considered to be the best animal model of diabetic kidney disease in humans. What you see there is a lot of pink and blue. The blue is fibrosis. The pink areas are protein casts, and areas of dense stipple blue are inflammation. What you see in the lower panel is all of that is gone. And what we recognized after REACT was given, not only did the animals survive, but there was actually structural remodeling of the kidney.

And importantly, there was change in the terminal pathway fibrosis and chronic inflammation in those. What was interesting to us was, not only was there structural change, but there was functional change in these animals, and that’s highlighted on the right. So we saw improved nephron function. The glomerulus, the metabolic functions of the tubules.

We also saw other functions of the kidney. Tissues that are in the kidney responsible for doing things other than making urine. The endocrinologic functions. Those include the vitamin D3, which is only synthesized in the kidney. And also erythroid homeostasis. You may be aware in diabetic kidney disease, these patients can become anemic because their kidneys are not functioning properly in releasing erythropoietin. Both vitamin D3 and erythropoietin are therapeutics, which are given to these patients. What we were seeing here is restoration of the endocrinologic functions as well. This gave us a signal now using animal models, this gave us a signal that there may be a therapeutic potential. To summarize for you so that you have kind of a simple picture of what’s taking place, these cells, the three key cells responsible for healing in the kidney, these progenitor cells, when they’re injected, they know where they’re going to go.

They go to areas of damage. When they go to those areas of damage, they integrate back into the places that they came from and they control inflammation and fibrosis by releasing cytokines. That structural and functional improvement leads to the potential for improvement in overall renal function. So what I’d like to do now is turn the podium over to Dr. Joe Stavas. He will review for you how this information from the basic research translates forward into patients that have CKD. Joe.

Dr. Joe Stavas: Thank you. Hi, good morning. Thanks a lot for being here. I’m now going to take our translational journey from the bench of research that Tim just described actually to the bedside where we’re seeing patients and treating them and actually looking into their eyes and seeing how they’re doing.

My name is Joe Stavas, I’m a Senior Vice President of clinical development. I’m a physician and have been treating kidney disease patients for 35 years with chronic kidney disease, those that are on dialysis and transplants. I’m a practicing interventional radiologist by background, and during those years I’ve treated over a thousand patients for conditions related to their kidney disease.

I’ve had firsthand opportunity to witness the severity of the disease, the crushing fragility that this patient population has, and actually look into their eyes and see distress and concern that they may be on the trajectory to end-stage renal disease and potential dialysis. It’s very difficult to talk to some of these patients about it because frequently, as Chamath and Kishen had mentioned, there are family members that have this disease and they are always concerned that that might be their progress as well.

I’ve been with the company for 10 years, eight of those years was as a consultant. And in academics, I was trying to get into the world of academics as a professor of radiology at both Duke and University of North Carolina, along with seeing a lot of good basketball games in the process and good coaches.

However, even though they broke my bracket, I was able to then become a chairman of my own, back in the Midwest. But after a few years of being a chair, I kind of thought to myself, you know, what would I rather be doing? A lot of people can be a chair, but how many people can put a needle in a person’s back, inject cells and actually potentially improve the kidney?

During that time I developed the injection technique that’s now used in the Phase 2 and Phase 3 trials. You heard a concern about safety and how are we going to deposit these and deliver that. And so we developed a system that has been used by all the intervention radiologists. In addition, I’ve trained every interventional radiologist that is now performing this procedure in the United States. Hand to hand, side to side, put in a lot of miles during COVID, but we knew that it had to be safe.

It had to be something that we could actually do by the bedside to show them this technique. Again, that’s kind of old school and a lot has been replaced, but we knew that safety and efficacy was paramount in this trial. So I bring to you what we have learned from our Phase 2 trial, and what the journey of REACT actually looks like.

We start with a kidney biopsy, a percutaneous kidney biopsy. An individual comes in to an outpatient clinic, receives a kidney biopsy. It’s about a 25 to 30 minute procedure. And then they have a bit of a recovery. Once that tissue is obtained or harvested, we then send it to a GMP facility in North Carolina for bioprocessing. The bioprocessing and it’s proprietary patent protected.

And it’s a special way that we’re able to then extract out those progenitor cells, the cells that have the bioactive ingredient that Tim described. Once the cells are identified and isolated, we then expand them and then put them in a formulation and freeze them for future use or to send back to the trial site.

I have a video here. Now, this is one of our videos. This is actually, I served as a model for this. I put a little bit of weight on, but they covered my bald spot so I said everything’s fine. This is the needle technique that actually goes into the kidney in a very specific location. These interventional radiologists have had to have to hit a target about a quarter of an inch in size.

We prepare the cells. We actually have real live people that do this procedure at the bedside in the CT scanner. The cells are deposited slowly, carefully. The needle is directional and we put them in this particular area where the nephron lives and take them back home. We do multiple deposits, up to 800 million cells in each deposit.

After these cells are then embedded. As Tim mentioned, they integrate into the cells, we then see a very unique migratory process. Tim showed you the cells that kind of look like a, a broccoli to me, but we can see how these cells then migrate through chemo, chemotaxis through some of the potency that we’ve identified in this process.

So what we have learned is that we can deliver the cells. It is a safe procedure, and that we are able to potentially not only stop the progression of disease, slow it down or whatever, but we may be able to show that there is actually an improvement. And I’ll demonstrate that with some of our data.

Here’s our trial design for the Phase 2, it’s a randomized control trial. It’s well-designed, we’ve got two arms. The first arm received the REACT injection, right after the biopsy material is prepared for the delivery. The active trial cohort gets two injections at six months apart, and then we follow them for two years. But what we’ve designed in this as an RCT trial, is a comparator arm because researchers and regulatory, they want to see what’s going on in the treatment arm or in the non-treatment arm to make sure that you’ve got a good comparator, that they’re acting in a very different, different way.

So we have built in a 12-month comparator group, that for 12 months with best standard of care, optimizing their blood pressure, their diabetes, and all the comorbidities that this population has, and then follow them for 12 months. But the unique design of this trial is that we then bring them over into the treated group.

Why? Because we wanted to see the REACT product. We want to see what the efficacy and we had to prove safety for the FDA to make sure that there is no harm that’s being done either by the cells or by the injection procedures. Each group is followed for two years, we get extensive data on them, multiple labs, so that we’re able to plot how their function is doing by certain surrogate markers, lab tests that are routinely used.

And then there’s an end of study. And then we provide the opportunity for them to enroll in an open label extension. Why, again, to understand better our safety, our efficacy, and our durability, what’s going on. What’s the future of this. And as a cell therapy recall, this is on the biologic side of the FDA.

As Tim said, many times, it’s not a drug, it’s a biologic. So we are under the direction of the Center for Biologics, not the Center for Drugs. So they’re concerned about the safety of the cells and if there’s any untoward effects. So in that extension and the long-term follow-up, we actually do MRIs. We look at the volume of the kidney.

We do some advanced imaging to make sure that there’s nothing that’s occurred. If you want to read about this design, we published it in, in one of the top five kidney journals, American Journal of Nephrology, in January of this year. So if you want to do a Google search, you can search my name Stavas and Carter, two words, and it’ll come right up because it is online. You can then go through the entire trial design and some of our conclusions.

Here’s the data Kishen showed one aspect of it. This is what I want to show with our treated group and our comparator group, the standard of care over a 12-month period with the comparator, but out to 18 months. So you can see the separation in the blue line, which is the treated group and how fast and how they’ve progressed and how positive that slope has been, where they increase their glomerular filtration rate.

It’s an estimate of the function from 32 to 38, so a plus four. Again, we saw the SGLT-2s. They’re just incrementally just bumping it up a little bit in the negative where the standard of care typically in this population historically will drop about four milliliters a minute annualized per year.

Now that might not seem a lot in either direction, but in this kidney population, they’re trying to squeeze out any inkling of filtration that’s possible because they are nearing the end of their nephron survival. In this scenario here, you can see the p-values are significant at various levels, six months, 12 months and so forth, but it is quite a wide separation.

The other surrogate, or the other marker that is easily performed on this kidney population is albuminuria. That’s the protein that we have in our system, or that’s one of the many components of the protein and in a sick population, the filtration mechanism, the nephron starts to fall apart. And you begin spilling that protein out of your serum out of your body, into your urine.

So the high proteinuria levels, high microalbumin areas are actually a marker for the amount of inflammation and severity of the disease. And that was one of the markers that Tim described in that KDIGO heat map that showed all the different colors. So you can see in the standard of care, how severe the higher, the albuminuria, the worse their function.

So the gray box represents the standard of care that was not getting the REACT. And that increase of almost 200% of the albuminuria versus what we had in the standard of care, the shorter blue box less than 20% increase. So again, this is a marker of inflammation of how bad the kidneys function. So you can see the improvement that we showed, not only in the filtration rate, but in this other marker of kidney function, which is the albuminuria.

Now, if you take that albuminuria, because it is studied extensively in the populations, people are trying to control this in multiple ways. Diet, medications, lifestyle changes. It’s extremely difficult because as that albuminuria starts to increase, the descent, the trajectory to end-stage renal disease begins to increase quite a bit.

So we took our populations of moderate albuminuria and high albuminuria and split them apart to see how we do in both of those groups, because this is a point in the care of the patient, where there are very few options. You can only adjust their diets so much. You can only squeeze their fluid mechanisms or metabolism so much.

So this is kind of one of these things that if it keeps marching down, then there is this steady descent. So you can see that in the category where the albuminuria was in the mild to moderate range, we had an increase of 3.3 mLs per minute. So in that population, we did extremely well. However, in that more severe population where there are limited therapies available, we still bump that eGFR up.

I mean, it’s not as much, but we’re at least keeping them stable. If you can keep someone stable, that’s a win. If you can bump it up. I mean, that that’s, you’re adding years to their, you know, either to their life or to the need for dialysis at that point. This is an updated graph that goes actually out to 24 months.

So you can see in general, it reaches the same conclusion that we are having a positive effect on this. This is an updated graph that’s that, that you know, is comparing the two comparator arms or the comparator arm with the treated arm. So generally it’s showing again at an extensively improvement in the, in the coverage. Tim had mentioned the mechanism of action and what we’re doing to other components. The fibrosis, the inflammation, the integration of cells, but the kidney has a lot of other extra-renal effects.

Tim had mentioned the blood that we’re improving the blood markers, the RBCs more energy that these patients have. They’re less tired. They’re less fatigued, but also the Vitamin D which supports the bones. This is a high fragility population, weak bones, multiple fractures. So in those two situations, we have shown improvement in each one of them.

The gold bar line is the anemia. How we have bumped that up. We’ve improved the anemia across this period of time. And we have lowered the phosphorus. High phosphorus again is, is not wanted, it’s dangerous. It causes the bones to lose their calcium and their mineralization and put them at high risk for fractures.

So you can see that we’re bumping up the hemoglobin and we’re decreasing the phosphorus, which is a lot of cost savings. The trial overall has shown some amazing results with what we’re doing cohort-wide. That in 50% of the population that has been treated with REACT, we are seeing an improvement in the eGFR. Now of that 50% greater than 80% are projected by a couple of models that we use that look at race and gender and eGFRs and so forth comorbidities, but in greater than 80% were able to delay dialysis or, or have never been on dialysis for quite a few, a few years.

So that gives us this promise or this possibility that we can delay the time to dialysis. Compared to the standard of care, where greater than two thirds of them were projected to progress to end-stage renal disease and dialysis. Safety the strength of the trial. We have done over 160 percutaneous injections across seven clinical trials over a seven-year timeline.

I work with 20 interventional radiologists. We have over 50 either principal investigators, sub investigators that are part of our team. We have 30 key opinion leaders across the globe that give us advice. So we’ve developed this team, this envelope of support and expertise around our trial over this time period.

We have not found any deleterious effects of the cells; it’s autologous, it’s homologous it’s of the body is precision medicine. So we’ve not seen any deleterious effects or untoward effects from the cells themselves. Our complication rates, we’re going to have them. It’s got these interventions, but they’re low. With the techniques that we’re using with the training methods that we are developing.

We’re hoping to keep those complication rates low, but however, in this population they are very low. There are less than, less than 2%. So I’ll stop there and be around for questions if there are other some questions in this area, but I’d like to pass on the baton to Darin Weber who will go over some regulatory issues with our product.

Thank you.

Darin Weber: Thanks, Joe. Appreciate that. Good morning, everyone. My name is Darin Weber. I’m the SVP of regulatory development at ProKidney within the company for about 18 months. Prior to that, I, I was a consultant for about 12 months. But I’ve really had the good fortune to be affiliated with this company for the last 10 or 15 years.

I knew Deepak and Tim in prior iterations of this company and was consulting with them for that. But before that, I was actually at the FDA for about seven years. I was in the biologics side, as Joe mentioned, I was actually the branch chief of the cell therapy group. And so I was really actively involved in the early days of stem cells and helping develop some guidance around this, particularly the CMC regulatory guidance documents.

And so one of the things that’s really been exciting to me as a recovering regulator or an ex regulator is the, what I call a simple but sophisticated technology, right? I mean, they’re just going into the kidney, pulling out the damaged cells, culturing them ex vivo. They’re not doing anything exotic, meaning as this is a term that Deepak likes to use.

They’re not adding, genome editing. They’re not adding viral vectors. They’re not adding bio materials. We’re taking dysfunctional cells, culturing them ex vivo, and basically restoring their bioactivity. And then using the technique that Joe developed this very sophisticated percutaneous needle and putting them right back in the exact same location.

And so from a ex regulatory perspective, that’s very appealing because it’s again simple, it’s sophisticated. And as you saw from Tim’s presentation, we have this really compelling preclinical data where these cells, once they’re injected, go migrate to the areas of damage, and at least in the pre-clinical models certainly had positive effects.

But as you just heard from Joe now, you’ve just seen some clinical data. And I think for me as a regulator, having joined this company was a very compelling reason to come here. But that’s enough about me. I want to talk about our registrational program, which is shown on this slide. And this is really what I call the three legs of a stool for getting to a BLA or an EMA or MAA with EMA.

So we have to have Phase 3 studies REGEN-006 and REGEN-016. Both identical, both randomized controlled studies. One-to-one in which patients are going to receive two injections of REACT three months apart in the, in the contralateral kidney. And then we have a sham control arm and that’s for blinding purposes to minimize the introduction of bias and something that the FDA was very interested in us having in place.

And we agreed to do that. And as Kishen mentioned, we’ve had interactions with the FDA. Out of that program, we then have the third stool or third leg of the stool, which is REGEN-008, which is a long-term follow-up protocol.

And I think as Joe alluded to, that’s going to go us a lot of really useful information, not only from a regulatory perspective, but also for the reimbursement side, right? We’re going to get some safety data and that’s going to be combined with our already existing safety program for 002, but then we get the durability for reimbursement purposes and that’s really something that we believe would be very helpful to maximize reimbursement potential.

And then the second slide here is really just to kind of the summary of our engagement plan with both regulators and HTAs. And so again, we have FDA, we’ve had interactions with them and we’ve been very fortunate to obtain an RMAT so regenerative medicine, advanced therapy designation, that’s equivalent to the breakthrough therapy designation for biologic or small molecule.

And so how I think about that as a regulator or ex regulator, it makes us the one percenters. We’re now the top of the heap of the cell therapy group. And the good news for that is that allows us to have more frequent engagement with the FDA. It incentivizes the FDA to help us identify a regulatory track and program that’ll get us to an approval sooner than later.

So that’s something we’ve definitely taken advantage of. And as I mentioned, we’ve had interactions with the FDA and basically we’re following the tried and true model of SGLT-2 inhibitors. We have a time-to-event study with the primary composite endpoint, essentially the exact same composite parameters that have been used successfully for those approvals.

So we feel quite confident that this is a program that can be leading us to success. Again, as a regulator regulations and approvals are what I think are the most important things, but clearly they are only the beginning, right? You have to get an approval, but you have to get this paid for. And so we have obviously an engagement program for HTAs and that’s already been going on in the United States with CMS, having some preliminary discussions and, you know, showing them the data about how we can delay or prevent time to end-stage renal disease.

And clearly that’s a major healthcare savings and that will allow us to request and obtain maximum reimbursement for the product. And then similarly, now we’re going to go ex-US we’re planning on having the interactions with the MHRA, and NICE in a parallel scientific consultation to talk to them about the reimbursement opportunities. Similarly, interacting with other key HTA’s in France and in Germany.

And again, so I just wanted to give you a quick overview what’s going on, what we’re doing on the regulatory and reimbursement side, hopefully showing you that we’ve substantially, de-risked the regulatory pathway. We’ve got very strong and positive interactions with the FDA. I’m going to confirm that with EMA and other regulators around the world as necessary. And then being very proactive on the reimbursement side, because clearly you want to maximize the reimbursement potential of this product.

So I’m going to stop there and introduce my colleague, Ash Johns. Who’s the SVP of Clinical Operations.

Ash Johns: Thanks, Darin. So I’m Ash Johns the Senior VP of Clinical Operations at ProKidney. And I started my journey in biotech as a research nurse, where I worked with patients with multiple sclerosis. These patients would be hooked up to IVs for hours undergoing their treatment. This is nothing compared to what patients with chronic kidney disease face with dialysis as their kidneys deteriorate and their function declines.

I joined ProKidney over a decade ago to help advance the REACT technology and join the fight for chronic kidney disease patients. I have seen this company grow. I’ve helped design, implement and manage the REACT program from Phase 1 first in human trials to now launching our global Phase 3 program.

What you see on the screen is years of hard work and dedication working with regulators, clinicians, and researchers in this field. We have come up with a Phase 3 program that consists of two trials. REGEN-006 and REGEN-016. These are sister protocols. They share the same event-driven primary composite endpoint, but they will be conducted in different countries around the world in order to satisfy the requirement for two adequate and well controlled studies.

These patients are going to be enrolled in a one-to-one randomization scheme. 600 patients will be in each trial for 1,200 patients globally. I am proud to announce that we did enroll our first subject here in the United States in January of this year and randomized the first subject in February. These patients are the only ones that are blinded to their study treatment at the site level. They are going to be randomized into one of two cohorts. The first cohort is our sham standard of care cohort. They are not going to receive a kidney biopsy or kidney manipulation of any kind. They will undergo scripted sham procedures. These will mimic the real procedures as close as possible so that they really believe that they’ve received the REACT treatment.

They will undergo all of the same visit schedules just as their counterparts in cohort two. Cohort two is our REACT treatment arm. They will receive a percutaneous kidney biopsy, and this allows us to manufacture the REACT product. They will receive their first REACT injection 12 weeks after their biopsy.

And it’s into the same kidney that was biopsied. Three months later, they will receive their second REACT injection into the opposite kidney. All patients will be followed for 28 months post their first REACT injection. They’ll be followed all the way until their end-of-study visit.

Or if they have achieved an event for our primary composite end point, they will become unblinded. During this unblinding, they will be given the opportunity to enroll into a five-year long-term follow-up study, REGEN-008. For those patients that are in our sham control arm that do not receive treatment, they may be given the option to enroll into a separate Phase 2 study, REGEN-017.

This study will allow us to continue to build our safety database. By giving our treatment to patients previously untreated in our program, and also serve as a recruitment aid for the sham arm in our Phase 3. I do want to point out that we are an event-driven study design. This event-driven design means we are not bound by the typical conventions of study designs, where you have to complete enrollment, do all of your follow-up and then complete a traditional end of study.

What our design means is that we are going to be gathering these events while we are recruiting. And once we hit a pre-specified number of events, we will be able to complete our interim analysis. And that’s what we are going to be able to take to the FDA for approval. It’s also important to note that we do have that primary composite endpoint.

It consists of a 40% decline in eGFR, time to end-stage renal disease, dialysis, or transplant or death due to cardiovascular or renal complications. This endpoint is approved by the FDA and is consistent with all large CKD trials to date. In order to achieve the enrollment we are actually going to launch in 24 countries worldwide. These countries have been fully vetted and have a proven track record of success in the large CKD trials. We have leveraged our partnerships with multiple CRO’s in order to find the experience sites and clinicians to participate in our trials. REGEN-006 is going to be conducted in four regions.

Enrollment will come primarily from the United States. REGEN-016 will be conducted in three regions and enrollment will be split across all three of those regions. As you heard my colleague, Dr. Joe Stavas mention, in our Phase 2 program, we had to do a shoulder-to-shoulder proctoring in order to ensure the safe delivery of REACT.

Well, Joe has gotten rid of that, guys. He has done an excellent job working with our partners and taking our key learnings from our Phase 2 program and establishing a training program that we’re able to launch globally. This training program consists of manuals, job aids, scripts, and an online certification program.

You guys saw just a small bit of that online certification program this morning. This program has modules for all aspects of our procedures, all aspects of our protocol. And they’re tailored depending on your role for the study. This is serving as our platform for our training program. In addition to this platform, we have actually partnered with interventional proceduralists around the globe.

These proceduralists are members of what we call an interventional proceduralists network. This network of these members are the ones that are actually going to do the direct oversight for all new sites that come into our program. They’re going to be there to share their expertise and their knowledge.

And they’re going to be there in the local time zones and local languages to really make sure that we maximize the effect of this training program. Not only do we have this interventional proceduralists network, we’ve also been successful in securing a world-class steering committee. These are the CKD leaders in all regions.

As Joe mentioned, over 30 KOL’s participate with us, and we have the best of the best that are assigned to the steering committee. The steering committee has helped us with our protocol development and our regulatory strategy, and through their network of clinicians in the regions that they are assigned, we have been able to secure contracts with national coordinators. You may be looking at me going, why do I care about a national coordinator? We care a lot about these. These guys are the best in their country. They’re the ones that everyone looks to. They’re the leaders. They’re the ones that are thought provoking.

They’re always engaged in what’s new and exciting, and they have their patients’ best interest at heart. By us partnering with these national coordinators, we’re able to touch all of our sites and have that human interaction with somebody that they trust. We’re going to be able to keep enthusiasm going for our recruitment and the duration of the trials with the help of these national coordinators.

I’m going to end my presentation today with things that you guys care about, right, our data sets. So I want to point out a couple of things to you. Our RMCL-002 data set is going to be available around the same time that we do our interim analysis. Again, depending on our event rate. This Phase 2 study is also going to be combined with our other Phase 2 study, REGEN-007. REGEN-007 is our re-dose trigger study.

Its final clinical study report is going to be available around the time of REACT launch, which is in 2026. So these two Phase 2 clinical study reports in combination with our Phase 3 analysis that we are going to have completed will be the foundation and the package that goes in for a BLA review and approval.

With that,

I’m going to hand it over to our chief operating officer, Dr. Deepak Jain. Thank you.

Deepak Jain:

Thanks Ash.

So now you’ve seen what REACT can do in the clinic and you have seen what Darin presented on that we have a regulatory strategy going forward. And we have funding. So what remains, really, can we actually make this product and actually take it, service the clinical trial and take it commercial? My name is Deepak Jain I’m Chief Operating Officer at ProKidney.

I have been developing biologics, tissue engineering products, vaccines for over four decades, long time. But what I’ve learned over the years at working at companies like Merck, Johnson and Johnson, Baxter is how to develop a product from discovery, take it through the clinical process and into manufacturing. What to do, what not to do, what will, what will actually make a good manufacturing process.

That’s what that knowledge that I’ve gained here. And I’ve applied that at ProKidney here in the last 12 years or so to develop personally, this REACT manufacturing process that I’m going to talk to you about today. It is a cell therapy and as you know, cells are alive and kicking, and if you want them to do something, they may not do that. For people who have raised kids, I have three, you know, they grew up in the same home. You give them the same environment, but they end up very different and have their own mind. So they’re not that bad, but you know, you can manipulate them a little bit. But the less you manipulate them, the more they will be consistent and reproducible.

What I’ve learned from, my colleague here, Darin, CMC chemistry, manufacturing controls that you hear about terminology is, is really cells made consistently. So can we make these cells consistently? That’s the objective of having a good, stable, reliable manufacturing process. And that’s what I’m hoping that after my talk, you will take away the message that we have a manufacturing process for REACT that we will be using for clinical trials.

And we have a plan for how to scale it up. All told, as Tim mentioned, I do have four marketed products that I have been involved in. I’m very proud of those and I’m hoping that REACT will be my number five. So that’s, that’s the objective here.

Okay. So here’s an overview of the REACT process as it currently stands. You can see it’s sophisticated, yet simple, reliable, and controlled. That’s the key features that we want that I was planning to put in there. And that’s what it is. And I’m also, again, proud to tell you that we have made over 200 of REACT products and delivered for all the patients that gave us a tissue to make, make the product. With the caveat obviously, you know, these are cells and they don’t grow, then you can’t make product. Happens very rarely, but it does happen off and on. So it works like this. We get cells from the patient. We get tissue from the patient, comes into our manufacturing plant. We isolate the cells from the tissue takes, it takes us less than a day.

We then grow the cells, expand the cells on a tissue culture media, which is pretty standard. Once we have enough cells, typically about 2 billion cells or so we select for the cells that we have that contain the three cell types that you’ve heard a lot about this morning. Once we have the cells, we put them in vials, freeze them, and these are then shipped out to the clinic where they are injecting the kidney using Joe’s, you know, a real nice technique that has been developed.

I do want to point out, I keep saying that this is sophisticated and a simple process, but what do I mean by saying simple? I’ll give you an example. Generally speaking in cell therapies, you know cells are sorted to select something, right? You use a fluorescent activated cell sorting technique for getting the cells of your choice, using a marker that you want to have. Very early on, you know, at least I realized that that’s really not a very good scalable process. It’s very complicated. It is very subjective. So we developed a technique for a process for selecting ourselves based on a physical characteristics, which is basically the density of the cells. So we are able to select our cell types just by using a simple technique, like density separation.

You select a region, you got your cells. So that, that is the type of things that are incorporated into this process that we have developed over 12 years of refining this to a point where we now have a process where we have reliably made all these products. And we continue doing that for our Phase 3 trials.

So the entire process takes about 12 weeks. It takes about two to three, three to four weeks to make the product actually. And then the rest of the time we have to do quality control testing to release it for, and meeting all our regulatory requirements. I do want to also point out another thing is that when I call it a simple process, it does not use complex materials, just like Darin mentioned.

We have no gene manipulations. We have none of those things that could complicate the process to an extent, and also to increase costs. And I’ll come back to that later in the slide. That’s what makes this manufacturable as well as a commercial product.

So this slide shows you our step-by-step production capacity increases that we are projecting. We currently have a facility in in Winston-Salem, North Carolina, where we are making product for Phase 3 trials, and we have a capacity of making about 700 products a year from that REACT treatments from that facility annually.

We intend to build a plant for to align with the launch of the product and then build another plant two more plants to two years post-launch and four years post-launch to a total capacity of about 65,000 REACT treatments per year. Which is in line with the projections that you saw from the financial presentation.

This is all assuming, the 1% penetration scenario that James pointed out. So you see, we have a very planned staged investment that aligns with our market launches and also maintains our business continuity.

Given our simple, sophisticated, reliable process that I just outlined that, that we utilize in our manufacturing process to make REACT, we expect and we project our costs for producing REACT would be at the very low end of the costs that are there for cell therapies. Cell therapies are expensive and there are many out there and we expect our costs to be at the low end.

And with automation, bioprocess in the tweaks that we will make, formulation improvement and more importantly, the streamlining of supply chain, we are, we project, we will be able to reduce our cost of goods when we go commercial…quite significantly.

So in summary, you have heard me talk about our manufacturing successes, and I hope you come over with the understanding that we have a very reliable, established manufacturing process in place. With a success rate, which is much higher than what you typically see in cell therapies. And, and through 12+ years of developing this process, we have established quite some understanding of the processes that are required for cell therapy.

And I can safely say that our team knows more about manufacturing cell therapies for CKD than anybody out there. And we have a scale-up plan to build out to 65,000 REACTs per year. That is also step-by-step and aligns with our market launches. Thank you. And I will hand it over to Tim to tell us more about how we protect our IP estate.

Tim Bertram: Thank you, Deepak. Well, hopefully now in the past several minutes, which you’ve been able to hear about is, is how we found this, what we’re trying to do with it and where we intend to go with this particular therapy to actually prevent and delay if at a minimum, one of the most serious problems that exist for patients today. To do that, we also have to contemplate and share with you, how do we intend to protect this so that we can go forward with a commercial product?

I’d like to assure you we have a very robust and renewable patent estate. Our patents currently last 20 years, two decades until early 2042. However, because of the unique manufacturing process and our composition, we can continue to renew on this and extend our patent estate for many years to come. The current patent estate consists of over 280 patents and patent applications covering 14 different families, including such things as compositional patents, methods, patents, and utility patents.

What’s relevant for this, is not only our know how, but we protect it in other ways. And because we’re a cell therapy, both the US and the EU have provided us additional protections. These include 12 years of exclusivity in the US and 10 years of exclusivity in Europe. The regulatory framework in Europe is clear as is the Biological Pricing Competition Improvement Act was passed here in the US.

So at this point, why do you think you or investors would want to invest in ProKidney? I’d like to outline here some of the reasons that we believe that it is valuable for investors to consider this as a viable option. The problem, as hopefully you’ve seen by now, is massive. This is a problem for the patient, that they have a failure at the end of their lives, hooked up to a machine every other day, four to six hours.

But it’s also a problem for our healthcare system. Billions of dollars as Chamath outlined spent each and every year for something that ultimately ends in a failure. What is our goal? As we’ve shown you, our goal from the beginning has been to try to figure out how this disease works, how we might be able to stop it, and then how we might be able to take that forward into patients’ lives and stabilize or reverse this process, which actually has this inevitable decline. The product we’ve now shared with you, the product, its composition, unique nature of that product. And very importantly, the multimodal nature. When going to find a therapeutic for a chronic disease, it’s not a simple switch. There are many different processes involved in the complexity of chronic kidney disease has been illustrated and our multimodal approach makes an attempt to attract and address each of those.

The plan. We’ve worked very, very carefully with thought leaders, with regulators, the scientific, the medical community to lay out a clear and precise plan Phase 3, to go toward registration. But then also as we’ve shared with you multiple different layers that allow us to continue to keep investors updated, allow us to keep the professional community updated and patients know that something is coming on their way.

What is our mission? We started this mission 18 years ago and it started with a very clear objective. It was seeing failures and trying to figure out if we could solve this through a lot of commitment. As I said before, this team has worked, many of them with me, nearly two decades. This has been a passion that we want to achieve.

Our target population involves millions of people. So there’s a reason for this, but what’s also important is, is that there is an opportunity here to return as James outlined the potential for the healthcare system to actually reduce costs. And that’s very exciting to me, as a medicine developer, I’d love to end my career with something that’s actually reducing costs, helping patients and bringing something to investors.

So what I’d like to say for you is, is keep in mind as you look at the potential finances as James outlined, every 1% of the market that we address, billions of dollars in revenue are available. That is a very, very significant investment opportunity. But I think there’s another question here that has to be asked, why now?

And I think it comes back to the four P’s. The patient. The patients clearly have no other alternatives. Why? The patient, that’s the real driver, but what else is in there? The payer. There are taxpayers sitting in this room? I think most of you are, at least I know I am. We are spending billions of dollars on this problem and not solving it.

1% of the CMS patient population consumes 7% of the revenue. That seems to be an extremely misbalanced situation. Can we bring that to the payers? The other thing is, is the physicians. Imagine how frustrating it is you heard from Joe having to tell these patients the failure that sits in front of them. Just for a moment, recognize one in seven people have chronic kidney disease in this room.

There’s probably at least three people that have chronic kidney disease, whether they know it or not. And then lastly people. The fourth P. Who are the people? The people are the investors, the opportunity for them to get a return on this, the opportunity to participate in this, and the opportunity to be a part of this as we go forward.

So I’d like to thank you for your attention. I hope that we’ve given you a sense of what ProKidney is, what REACT is, the mission that we’re on. And we look forward to addressing any questions you may have. Thank you for your time.

Additional Information and Where to Find It

In connection with the proposed transaction between SCS and ProKidney, SCS has filed a preliminary proxy statement with the SEC and intends to file a definitive proxy statement with the SEC. SHAREHOLDERS OF SCS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AS AMENDED FROM TIME TO TIME, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. HOWEVER, THESE DOCUMENTS WILL NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION. THEY ARE ALSO NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF THE PROPOSED TRANSACTION. When available, the definitive proxy statement will be mailed to the shareholders of SCS as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov.

The documents filed by SCS with the SEC also may be obtained free of charge at SCS’s website at https://socialcapitalsuvrettaholdings.com/dnac or upon written request to 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052.

Participants in the Solicitation

SCS and ProKidney and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SCS’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction between ProKidney and SCS will be contained in the definitive proxy statement when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This communication may contain certain forward-looking statements within the meaning of the federal securities laws, including with respect to the proposed transaction between ProKidney and SCS and the timing of enrollment of ProKidney’s clinical trials, availability of clinical data and obtainment of regulatory approvals. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCS’s securities, (ii) the risk that the proposed transaction may not be completed by SCS’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCS, (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the definitive agreement related to the business combination between SCS and ProKidney (the “Business Combination Agreement”) by the shareholders of SCS and the satisfaction of the minimum cash condition, (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the private placement entered into in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vii) the effect of the announcement or pendency of the transaction on ProKidney’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of ProKidney and potential difficulties in ProKidney employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against ProKidney or against SCS related to the Business Combination Agreement or the proposed transaction, (x) the ability to maintain the listing of SCS’s securities on a national securities exchange, (xi) the price of SCS’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which SCS plans to operate or ProKidney operates, variations in operating performance across competitors, changes in laws and regulations affecting SCS’s or ProKidney’s business, and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry, and (xiv) uncertainties inherent in cell therapy research and development, including the actual time it takes to initiate and complete clinical studies and the timing and content of decisions made by regulatory authorities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SCS’s preliminary proxy statement on Schedule 14A (File No. 001-40560), as amended from time to time, filed with the SEC, SCS’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022, the definitive proxy statement of SCS, when available, including those under “Risk Factors” therein and other documents filed by SCS from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ProKidney and SCS assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither ProKidney nor SCS gives any assurance that either ProKidney or SCS, or the combined company, will achieve its expectations.